                                                                 EXHIBIT 99.1



                       INTEGRATED SECURITY SYSTEMS, INC.
                  REPORTS THIRD QUARTER 2001 FINANCIAL RESULTS

Irving, Texas - May 11, 2001 - Integrated Security Systems, Inc. (OTCBB Symbol:
IZZI) today announced results for the fiscal year third quarter ended March 31, 2001 (see attached table).

Sales for the third quarter of fiscal 2001 decreased 10% to $1.2 million from $1.3 million from the previous quarter and decreased 20% from the same period a year ago. The decrease from the previous quarter is due to a slight decline in the sales volume at the B&B Electromatic, Inc. ("B&B") subsidiary while the decrease from the same period a year ago is due to a large end-user system installation project at the Intelli-Site, Inc. ("ISI") subsidiary that was completed prior to the quarter ended March 31, 2001. Gross margin remained comparable to the previous quarter but increased by 12% from the same period a year ago due to increased software only sales at the ISI subsidiary, which generally have higher gross margins than either end-user system installations or the B&B product line.

"Although sales for the Company have decreased slightly during the third quarter of fiscal 2001, we continue to be encouraged by the developments at Intelli-Site," commented C. A. Rundell, Jr., Chairman and Chief Executive Officer.

Headquartered in Irving, Texas, IZZI is a high technology company that designs, develops and markets security software to the commercial, industrial and governmental marketplaces. IZZI's Intelli-Site NT provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement. Intelli-Site NT features a user-defined graphics interface that controls various security devices within one or multiple facilities. IZZI is also a leading provider of traffic control and safety systems within the road and bridge and perimeter security gate industries. In addition, IZZI designs, manufactures and distributes automatic gates for highway railroad crossings including FHWA-accepted safety barrier gates that are designed to prevent vehicular intrusion onto railroad crossings. IZZI conducts its design, development, manufacturing and distribution activities through two wholly owned subsidiaries:
Intelli-Site, Inc. and B&B Electromatic, Inc.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that IZZI's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: operations may not improve as projected, new products may not be accepted by the marketplace as anticipated, or new products may take longer to develop than anticipated. Additional information concerning the factors that could cause IZZI's actual results to differ may differ materially from IZZI's current expectations is contained in the Company's filings with the Securities and Exchange Commission.

                        INTEGRATED SECURITY SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   ($ in thousands, except per share amounts)
                                   (Unaudited)


                                        Three Months Ended                Nine Months Ended
                                             March 31,                        March 31,
                                 ------------------------------    ------------------------------
                                     2001             2000              2001             2000
                                 -------------    -------------    -------------    -------------
Sales                            $       1,209    $       1,510    $       3,770    $       4,978
Cost of sales                              766            1,132            2,555            3,328
                                 -------------    -------------    -------------    -------------
Gross margin                               443              378            1,215            1,650
Operating expense                        1,076            1,340            3,463            3,891
                                 -------------    -------------    -------------    -------------
Loss from operations                      (633)            (962)           2,248           (2,241)

Interest expense                          (290)            (145)            (653)            (435)
                                 -------------    -------------    -------------    -------------

Loss before income taxes         $        (923)   $      (1,107)   $      (2,901)   $      (2,676)
Benefit for income taxes                  --                 52             --                 52
                                 -------------    -------------    -------------    -------------

Net loss                         $        (923)   $      (1,105)   $      (2,901)   $      (2,624)

Preferred dividends                        (41)             (41)            (125)             (66)
                                 -------------    -------------    -------------    -------------
Net loss allocable to
common stockholders              $        (964)   $      (1,096)   $      (3,026)   $      (2,690)
                                 =============    -------------    =============    =============

Net loss per common share        $       (0.09)   $       (0.10)   $       (0.28)   $       (0.26)
                                 =============    =============    =============    =============

Weighted average common
and common equivalent
shares outstanding                  10,732,417       10,514,145       10,630,667       10,506,672



                        INTEGRATED SECURITY SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in thousands)



                                                                   2001            2000
                                                               ------------    ------------
                                                               (Unaudited)
Current assets                                                 $      1,904    $      2,280
Total assets                                                          2,761           3,333
                                                               ============    ============

Current Liabilities                                                   9,582           7,158
Long-term debt and other liabilities                                    650             728
Total stockholders' deficit                                          (7,471)         (4,553)
                                                               ------------    ------------
Total liabilities and stockholders' equity                     $      2,761    $      3,333
                                                               ============    ============